EXHIBIT 2.1


                            SHARE EXCHANGE AGREEMENT


     This SHARE EXCHANGE AGREEMENT, dated as of October 17, 2006, is made by and among PARQUE LA QUINTA ESTATES, a Nevada corporation (the "Acquiror Company"), each of the Persons listed on Exhibit A as an Acquiror Company Shareholder (collectively, the "ACQUIROR COMPANY SHAREHOLDERS", and individually an "ACQUIROR COMPANY SHAREHOLDER"), WEALTHCRAFT SYSTEMS LIMITED, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("WEALTHCRAFT"), and each of the persons listed on Exhibit B as a WealthCraft Shareholder (collectively, the "WEALTHCRAFT SHAREHOLDERS", and individually a "WEALTHCRAFT SHAREHOLDER").

                                   BACKGROUND


     The WealthCraft Shareholders have agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the WealthCraft Shareholders, all of the issued and outstanding shares of WealthCraft (the "WEALTHCRAFT SHARES"), in exchange for 7,000,000 shares of the Acquiror Company's Common Stock (the "Exchange Shares"), which Exchange Shares shall constitute 70% of the issued and outstanding shares of Acquiror Company's Common Stock immediately after the closing of the transactions contemplated herein, in each case, on the terms and conditions as set forth herein.

                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.1 Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.


     "ACQUIROR COMPANY BALANCE SHEET" means the Acquiror Company's balance sheet at September 30, 2006.


     "ACQUIROR COMPANY BOARD" means the Board of Directors of the Acquiror Company.


     "ACQUIROR COMPANY COMMON STOCK" means the Acquiror Company's common stock, par value US $0.001 per share.


     "AFFILIATE" means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.


     "AGREEMENT" means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.


     "CLOSING DATE" has the meaning set forth in Section 3.


     "CODE" means the United States Internal Revenue Code of 1986, as amended.


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     "COMMISSION" means the United States Securities and Exchange Commission or
any other federal agency then administering the Securities Act or any successor statute.


     "COMPANY INDEMNIFIED PARTY" has the meaning set forth in Section 10.2.


     "COVERED PERSONS" means all Persons, other than the Acquiror Company, who are parties to indemnification and employment agreements with the Acquiror Company existing on or before the Closing Date.


     "DAMAGES" the actual losses, damages, liabilities, penalties, Taxes, interest and expenses (including reasonable attorneys' fees and disbursements and other out-of-pocket expenses and costs incurred in connection with mitigating the Loss and investigating, preparing, settling or defending any pending or threatened action, claim or proceeding (including those brought by third Persons)).


     "DISTRIBUTOR" means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.


     "ENVIRONMENTAL LAWS" means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.


     "ENVIRONMENTAL PERMIT" means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.


     "EQUITY SECURITY" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.


     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.


     "EXCHANGE" has the meaning set forth in Section 2.1.


     "EXCHANGE ACT" means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same are in effect from time to time.


     "EXCHANGE SHARES" means the Acquiror Company Common Stock being issued to the WealthCraft Shareholders pursuant hereto.


     "EXHIBITS" means the several exhibits referred to and identified in this Agreement.


     "GAAP" means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person's past practices.


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     "GOVERNMENTAL AUTHORITY" means any federal or national, state or provincial, municipal or local government (including, without limitation, that of the PRC or the HKSAR), governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether United States or non-United States with jurisdiction over any party hereto.

     "HK$" - Hong Kong Dollars, the lawful currency of the HKSAR.

     "HKSAR" means the Hong Kong Special Administrative Region of the PRC.


     "INDEBTEDNESS" means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.


     "INTELLECTUAL PROPERTY" means all industrial and intellectual property, including, without limitation, all United States and non-United States patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.


     "LAWS" means, with respect to any Person, any United States or non-United States federal, national, state, provincial, local, municipal, international, multilateral or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.


     "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.


     "MATERIAL ACQUIROR COMPANY CONTRACT" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company is required to file with the Commission.


     "MATERIAL ADVERSE EFFECT" means, when used with respect to the Acquiror Company or WealthCraft, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or WealthCraft, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company (or the Acquiror Company Shareholders) or WealthCraft (or the


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WealthCraft Shareholders), as the case may be, to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or WealthCraft, as the case may be, operate.


     "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.


     "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation, memorandum and articles of association and/or the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.


     "PRC" means the People's Republic of China.


     "WEALTHCRAFT" means, collectively, WealthCraft individually and, as the context requires, the WealthCraft Subsidiaries.


     "WEALTHCRAFT BOARD" means the Board of Directors of WealthCraft.


     "WEALTHCRAFT SHARES" means the 10,148,500 issued and outstanding ordinary shares of WealthCraft.


     "WEALTHCRAFT SUBSIDIARIES" means all of the direct and indirect Subsidiaries of WealthCraft, including, without limitation, WealthCraft Systems (Shenzhen) Limited, a private limited company organized under the laws of the PRC.


     "PERMITTED LIENS" means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant Person has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar Laws, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant Person has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant Person which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.


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     "PERSON" means all natural persons, corporations, business trusts, associations, companies, general partnerships, limited partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.


     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.


     "REGULATION S" means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the Commission.


     "RULE 144" means Rule 144 under the Securities Act, as the same may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the Commission.


     "SCHEDULE 14(F) FILING" means an information statement filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act.


     "SCHEDULES" means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.


     "SEC DOCUMENTS" has the meaning set forth in Section 6.26.


     "SECTION 4(2)" means Section 4(2) of the Securities Act, as the same may be amended from time to time, or any successor statute.


     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.


     "SUBSIDIARY" means, with respect to any Person, any other Person of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests, or (iii) the capital or profit interests of such Person; or (b) otherwise has the power to Control such Person.


     "SURVIVAL PERIOD" has the meaning set forth in Section 10.1.


     "TAX" or "TAXES" means all United States, HKSAR, PRC other applicable federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing.


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     "TAX GROUP" means any United States, HKSAR, PRC and other applicable federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror Company is now or was formerly a member.


     "TAX RETURN" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


     "TRANSACTION DOCUMENTS" means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.


     "UNITED STATES" means the United States of America.


     "UNITED STATES DOLLARS" or "US $" or "$" means the currency of the United States of America.


     "U.S. PERSON" has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit C hereto.

                                  ARTICLE II.
             EXCHANGE OF WEALTHCRAFT SHARES AND SHARE CONSIDERATION

     Section 2.1 SHARE EXCHANGE. At the Closing, each WealthCraft Shareholder shall transfer to the Acquiror Company the number of WealthCraft Shares set out forth opposite each such WealthCraft Shareholder's name in Exhibit B, and, in consideration therefor, the Acquiror Company shall issue to such WealthCraft Shareholder the number of Exchange Shares set forth opposite each WealthCraft Shareholder's name in Exhibit B (the "EXCHANGE").

     Section 2.2 TAX WITHHOLDING. The Acquiror Company shall be entitled to deduct and withhold from the Exchange Shares otherwise deliverable to the WealthCraft Shareholders pursuant to this Agreement such amounts as the Acquiror Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such WealthCraft Shareholder in respect of which such deduction and withholding was made.

     Section 2.3 SECTION 368 REORGANIZATION. For United States federal income tax purposes, the Exchange is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any


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representation or warranty as to the qualification of the Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

     Section 2.4 DIRECTORS OF THE ACQUIROR COMPANY AT THE CLOSING DATE. Effective as of the Closing Date the current directors of the Acquiror Company shall appoint Kelly Jay Michael Tallas and Curtis Hulleman as additional members of the Acquiror Company Board. Immediately thereafter, all current directors of the Acquiror Company shall resign as directors of the Acquiror Company Board.

                                  ARTICLE III.
                                  CLOSING DATE


     The closing of the Exchange will occur on October 31, 2006 or at such later date as all of the closing conditions set forth in Articles 8 and 9 have been satisfied or waived (the "CLOSING DATE").

                                  ARTICLE IV.
         REPRESENTATIONS AND WARRANTIES OF THE WEALTHCRAFT SHAREHOLDERS


     Each WealthCraft Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror Company:

     Section 4.1 AUTHORITY. Such WealthCraft Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such WealthCraft Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such WealthCraft Shareholder is a party, and to perform such WealthCraft Shareholder's obligations under this Agreement and each of the Transaction Documents to which such WealthCraft Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such WealthCraft Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such WealthCraft Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such WealthCraft Shareholder, this Agreement is, and each of the Transaction Documents to which such WealthCraft Shareholder is a party have been, duly authorized, executed and delivered by such WealthCraft Shareholder and constitutes the legal, valid and binding obligation of such WealthCraft Shareholder, enforceable against such WealthCraft Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.


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     Section 4.2 NO CONFLICT. Neither the execution or delivery by such
WealthCraft Shareholder of this Agreement or any Transaction Document to which such WealthCraft Shareholder is a party, nor the consummation or performance by such WealthCraft Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such WealthCraft Shareholder is a party or by which the properties or assets of such WealthCraft Shareholder are bound; or
(c) contravene, conflict with, or result in a violation of, any Law or Order to which such WealthCraft Shareholder, or any of the properties or assets of such WealthCraft Shareholder, may be subject.

     Section 4.3 OWNERSHIP OF WEALTHCRAFT SHARES. Such WealthCraft Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such WealthCraft Shareholder's WealthCraft Shares free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such WealthCraft Shareholder is a party or by which such WealthCraft Shareholder or such WealthCraft Shareholder's WealthCraft Shares are bound with respect to the issuance, sale, transfer, voting or registration of such WealthCraft Shareholder's WealthCraft Shares. At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such WealthCraft Shareholder's WealthCraft Shares free and clear of any and all Liens.

     Section 4.4 LITIGATION. There is no pending Proceeding against such WealthCraft Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such WealthCraft Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

     Section 4.5 NO BROKERS OR FINDERS. Except as disclosed in Schedule 4.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such WealthCraft Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

     Section 4.6 INVESTMENT REPRESENTATIONS. Each WealthCraft Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror
Company:

          (a) UNREGISTERED SHARES. Each WealthCraft Shareholder understands and agrees that the Exchange Shares to be issued pursuant to this Agreement has not been registered under the Securities Act or the securities laws of any state of the United States or any foreign country and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the United States.

          (b) STATUS. Such WealthCraft Shareholder is not a U.S. Person. Such WealthCraft Shareholder understands that the Exchange Shares are being offered and sold to such WealthCraft Shareholder in reliance upon the truth


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     and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such WealthCraft Shareholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Exchange Shares on which the Acquiror Company is relying.

          (c) REPRESENTATIONS OF NON-U.S. PERSONS. Such WealthCraft Shareholder that is acknowledging that such WealthCraft Shareholder not a U.S. Person on the signature page hereto further makes the representations and warranties to the Acquiror Company set forth on Exhibit D.

          (d) STOCK LEGENDS. Each WealthCraft Shareholder hereby agrees with the Acquiror Company to the inclusion, as applicable of the following legends, or legends substantially similar, on the certificates for the Exchange Shares and any other legend required under any applicable Law, including, without limitation, any United States state corporate and state securities law, or contract:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT
         (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT
         (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE ISSUER, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES


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         LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION
         REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

          (e) OPINION. No WealthCraft Shareholder will transfer any or all of the Exchange Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such WealthCraft Shareholder's Exchange Shares, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable United States state securities laws.

          (f) CONSENT. Each WealthCraft Shareholder understands and acknowledges that the Acquiror Company may refuse to transfer the Exchange Shares, unless such WealthCraft Shareholder complies with this Section 4.2 and any other restrictions on transferability set forth in Exhibit D. Each WealthCraft Shareholder consents to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company's Common Stock in order to implement the restrictions on transfer of the Exchange Shares.

                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF WEALTHCRAFT


     WealthCraft represents and warrants to the Acquiror Company as follows:

     Section 5.1 ORGANIZATION AND QUALIFICATION. WealthCraft is duly organized and validly existing under the laws of the HKSAR, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and, if applicable, in good standing or to have such authority or power will not, in the aggregate, either (i) have a Material Adverse Effect on WealthCraft, or (ii) materially impair the ability of WealthCraft and the WealthCraft Shareholders each to perform their material obligations under this Agreement. WealthCraft is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or


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its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule
5.1 is a list of those jurisdictions in which WealthCraft presently conducts its business or owns, holds and operates its properties and assets.

     Section 5.2 SUBSIDIARIES. Except as set forth on Schedule 5.2, WealthCraft does not own directly or indirectly, any equity or other ownership interest in any Person. Each WealthCraft Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization as set forth on Schedule 5.2, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. Each WealthCraft Subsidiary is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.2 is a list of those jurisdictions in which any WealthCraft Subsidiary presently conducts its business or owns, holds and operates its properties and assets.

     Section 5.3 ARTICLES OF ASSOCIATION AND GOVERNING RULES. True, correct and complete copies of the Organizational Documents of WealthCraft and each WealthCraft Subsidiary have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. WealthCraft is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

     Section 5.4 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. The recording of the transfer of the WealthCraft Shares and the delivery of new certificates representing the WealthCraft Shares registered in the name of Acquiror Company are within WealthCraft's corporate powers, have been duly authorized by all necessary corporate action, do not require from the WealthCraft Board or WealthCraft Shareholders any consent or approval that has not been validly and lawfully obtained, and require no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

     Section 5.5 NO VIOLATIONS. None of the execution, delivery or performance by WealthCraft of this Agreement or any Transaction Document to which WealthCraft is a party, nor the consummation by WealthCraft of the transactions contemplated hereby violates any provision of its Organizational Documents, or violates or conflicts with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which WealthCraft is a party or by which WealthCraft is or will be bound or subject, or violate any Laws.

     Section 5.6 BINDING OBLIGATIONS. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Acquiror Company, the Acquiror Company Shareholders and the WealthCraft Shareholders, this Agreement is and all agreements or instruments contemplated hereby to which WealthCraft is a party, will be, duly authorized, executed and delivered by WealthCraft and are the legal, valid and binding Agreement of WealthCraft and is enforceable against WealthCraft in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

     Section 5.7 CAPITALIZATION AND RELATED MATTERS.

          (a) CAPITALIZATION. The authorized capital stock of WealthCraft consists of HK$39,274,695 divided into 10,148,500 ordinary shares of HK$3.87 each. Except as set forth in Schedule 5.7(a), there are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating WealthCraft to issue any ordinary shares or any other Equity Securities of WealthCraft. All issued and outstanding shares of WealthCraft's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

          (b) NO REDEMPTION REQUIREMENTS. Except as set forth in Schedule 5.7(b), there are no outstanding contractual obligations (contingent or otherwise) of WealthCraft to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other Equity Securities in, WealthCraft or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

          (c) DUE AUTHORIZATION. The exchange of the WealthCraft Shares has been duly authorized, and the WealthCraft Shares have been validly issued and are fully paid and nonassessable.

          (d) SHAREHOLDERS. Exhibit B contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding capital stock of WealthCraft and each Subsidiary of WealthCraft. Except as expressly provided in this Agreement or on Schedule 5.7(a), no holder of WealthCraft Shares or any other Equity Security of WealthCraft or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the WealthCraft Shares, the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.7(a), there is no voting trust, agreement or arrangement among any of the WealthCraft Shareholders of any capital stock of WealthCraft affecting the exercise of the voting rights of any such capital stock.

     Section 5.8 COMPLIANCE WITH LAWS; NO DEFAULTS. Except as would not have a Material Adverse Effect, the business and operations of WealthCraft have been and are being conducted in accordance with all applicable Laws and all applicable Orders of all Governmental Authorities. Except as would not have a Material Adverse Effect, WealthCraft is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which WealthCraft is a party or by which any of WealthCraft's properties, assets or rights are bound or affected. To the knowledge of WealthCraft, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which WealthCraft is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. WealthCraft is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of WealthCraft, any event or circumstance relating to WealthCraft that materially and adversely affects in any way its business, properties, assets or prospects or that would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

     Section 5.9 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against WealthCraft and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To WealthCraft's knowledge, no such Proceeding has been threatened.

     Section 5.10 NO BROKERS OR FINDERS. Except as disclosed in Schedule 5.10, no Person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against WealthCraft for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

     Section 5.11 TITLE TO AND CONDITION OF PROPERTIES. WealthCraft owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of WealthCraft as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect.

     Section 5.12 WEALTHCRAFT BOARD RECOMMENDATION. The WealthCraft Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the WealthCraft Shareholders.

                                   ARTICLE VI.
         REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE
                         ACQUIROR COMPANY SHAREHOLDERS


     The Acquiror Company and the Acquiror Company Shareholders, jointly and severally, represent and warrant to the WealthCraft Shareholders and WealthCraft as follows:

     Section 6.1 ORGANIZATION AND QUALIFICATION. The Acquiror Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 6.1 sets forth a true, correct and complete list of the Acquiror Company's jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.

     Section 6.2 SUBSIDIARIES. The Acquiror Company does not own, directly or indirectly, any Equity Securities or other ownership interest in any Person.

     Section 6.3 ORGANIZATIONAL DOCUMENTS. True, correct and complete copies of the Organizational Documents of the Acquiror Company have been delivered to WealthCraft prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

     Section 6.4 AUTHORIZATION. The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board or the stockholders of the Acquiror Company any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority or other Person other than (a) the Schedule 14(f) Filing, and (b) such other customary filings with the Commission for transactions of the type contemplated by this Agreement.

     Section 6.5 NO VIOLATION. Neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

     Section 6.6 BINDING OBLIGATIONS. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitutes or will constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

     Section 6.7 SECURITIES LAWS. Assuming the accuracy of the representations and warranties of the WealthCraft Shareholders contained in Section 4 and Exhibits D, the issuance of the Exchange Shares pursuant to this Agreement (a) is exempt from the registration and prospectus delivery requirements of the Securities Act, (b) has been registered or qualified (or are exempt from registration and qualification) under the registration permit or qualification requirements of all applicable state securities Laws, and (c) has been accomplished in conformity with all other applicable United States federal and state securities Laws.

     Section 6.8 CAPITALIZATION AND RELATED MATTERS.

          (a) CAPITALIZATION. The authorized capital stock of the Acquiror Company consists of 25,000,000 shares of the Acquiror Company's Common Stock, of which 7,700,000 shares are issued and outstanding. All issued and outstanding shares of the Acquiror Company's Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company's Common Stock to consummate the transactions contemplated hereby. Except as disclosed in the SEC Documents, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other Equity Securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any Equity Securities or Equity Securities convertible into, exchangeable for or carrying a right or option to purchase Equity Securities or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of Equity Securities. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the Equity Securities of the Acquiror Company. The issuance of all of the shares of Acquiror Company's Common Stock described in this Section 6.8(a) have been in compliance with United States federal and state securities Laws.

          (b) NO REDEMPTION REQUIREMENTS. Except as set forth in the SEC Documents, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any Equity Securities of shares of capital stock of, or other Equity Securities of, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

          (c) DUE AUTHORIZATION. The issuance of the Exchange Shares has been duly authorized and, upon delivery to the WealthCraft Shareholders of certificates therefor in accordance with the terms of this Agreement, the Exchange Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the WealthCraft Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act. Section

     6.9 COMPLIANCE WITH LAWS. Except as would not have a Material Adverse Effect, the business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting such Acquiror Company and, to the knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, the Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby. Section

     6.10 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against the Acquiror Company. To the knowledge of the Acquiror Company, no such Proceeding has been threatened. Section

     6.11 NO BROKERS OR FINDERS. No Person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Section

     6.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the SEC Documents, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror Company Balance Sheet. All debts, obligations or liabilities with respect to directors and officers will be cancelled prior to the Closing. The Acquiror Company has not incurred any liabilities or obligations under agreements entered into in the usual and ordinary course of business since July 1, 2006. The Acquiror Company Balance Sheet provides a true and fair view of the assets and liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Acquiror Company) as at September 30, 2006.

     Section 6.13 CHANGES. Except as set forth in the SEC Documents, the Acquiror Company has , since September 30, 2006, conducted its business in the ordinary course and has not:

          (a) NON-ORDINARY COURSE TRANSACTIONS. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

          (b) ADVERSE CHANGES. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

          (c) LOANS. Made any loans or advances to any Person;

          (d) LIENS. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

          (e) CAPITAL STOCK. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

          (f) DIVIDENDS. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

          (g) MATERIAL CONTRACTS. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

          (h) CLAIMS. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $10,000 in the aggregate;

          (i) DISCHARGE OF LIABILITIES. Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for claims, obligations or liabilities incurred prior to the date of this Agreement in the ordinary course of business;

          (j) INDEBTEDNESS. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $10,000 in the aggregate, other than professional fees relating to the SEC Documents or the transactions contemplated hereby;

          (k) GUARANTEES. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

          (l) ACQUISITIONS. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

          (m) ACCOUNTING. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

          (n) AGREEMENTS. Except as set forth in the SEC Documents, entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

     Section 6.14 MATERIAL CONTRACTS.

          (a) Except to the extent filed with the SEC Documents, the Acquiror Company has made available to WealthCraft, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

          (b) ABSENCE OF DEFAULTS. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company and, to the knowledge of the Acquiror Company, the other parties thereto, and each such Material Company Contract is in full force and effect. Except as would not have a Material Adverse Effect, the Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.


     Section 6.15 EMPLOYEES.

          (a) The Acquiror Company has no employees, independent contractors or other Persons providing research or other services to it. Except as would not have a Material Adverse Effect, the Acquiror Company is and has been in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. The Acquiror Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

          (b) No director, officer or employee of the Acquiror Company is a party to, or is otherwise bound by, any contract (including any confidentiality, noncompetition or proprietary rights agreement) with any other Person and each employee of the Acquiror Company is employed on an at-will basis.

     Section 6.16 TAX RETURNS AND AUDITS.

          (a) TAX RETURNS. The Acquiror Company has filed all Tax Returns required to be filed by or on behalf of the Acquiror Company and has paid all Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). Except as set forth in the SEC Documents,
     (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on the Acquiror Company's property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

          (b) NO ADJUSTMENTS OR CHANGES. Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law.

          (c) NO DISPUTES. There is no pending audit, examination, investigation, dispute, Proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated, nor is there any basis for any such dispute, Proceeding or claim. The Acquiror Company has delivered to WealthCraft true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company since its inception and any and all correspondence with respect to the foregoing.

          (d) REAL PROPERTY HOLDING COMPANY. The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (e) NO TAX ALLOCATION OR SHARING AGREEMENTS. The Acquiror Company is not a party to any Tax allocation or sharing agreement. The Acquiror Company (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has no liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

          (f) NO OTHER TAX RELATED AGREEMENTS. The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.

     Section 6.17 MATERIAL ASSETS. The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

     Section 6.18 INSURANCE. The Acquiror Company has made available to WealthCraft, prior to the date of this Agreement, true, correct and complete copies of any insurance policies maintained by the Acquiror Company on its properties and assets. Except as would not have a Material Adverse Effect, all of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of each Acquiror Company for all risks normally insured against by a Person carrying on the same business as such Acquiror Company, and (b) are sufficient for compliance with all applicable Laws and Material Acquiror Company Contracts. Except as would not have a Material Adverse Effect, all of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, the Acquiror Company has not received
(x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to the Acquiror Company or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified the Acquiror Company that they intend to deny liability. There is no existing default under any such insurance policies.

     Section 6.19 LITIGATION; ORDERS. Except as set forth in the SEC Documents, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or the Acquiror Company's properties, assets, business or employees. To the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

     Section 6.20 LICENSES. Except as would not have a Material Adverse Effect, the Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "ACQUIROR COMPANY PERMITS"). The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Acquiror Company Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may

(with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit. The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit. All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

     Section 6.21 INTERESTED PARTY TRANSACTIONS. No officer, director or stockholder of the Acquiror Company or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any Acquiror Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected.

     Section 6.22 GOVERNMENTAL INQUIRIES. The Acquiror Company has provided to WealthCraft a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company from any Governmental Authority, and the Acquiror Company's response thereto, and each material written statement, report or other document filed by the Acquiror Company with any Governmental Authority.

     Section 6.23 BANK ACCOUNTS AND SAFE DEPOSIT BOXES. The Acquiror Company does not use a deposit or financial account, a lock box, or a safety deposit box, in its business as presently conducted.

     Section 6.24 INTELLECTUAL PROPERTY. The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted, except as set forth in the SEC Documents. None of the intellectual property owned by the Acquiror Company infringes on the rights of any person.

     Section 6.25 TITLE TO AND CONDITION OF PROPERTIES. Except as would not have a Material Adverse Effect, the Acquiror Company owns good and marketable title to, or holds under valid leases or other rights to use, all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Acquiror Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     Section 6.26 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC DOCUMENTS") and is current with respect to its Exchange Act filing requirements. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Acquiror Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q adopted by the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Acquiror Company is not aware of any facts which would make the Acquiror Company's Common Stock ineligible for quotation on the OTC Bulletin Board.

     Section 6.27 STOCK OPTION PLANS; EMPLOYEE BENEFITS.

          (a) STOCK OPTION PLANS. The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees.

          (b) EMPLOYEE BENEFIT PLANS. The Acquiror Company has no employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided the Acquiror Company.

     Section 6.28 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in the SEC Documents and except as would not have a Material Adverse Effect, the
Acquiror Company has at all time been and is in compliance with all Environmental Laws applicable to the Acquiror Company. There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

     Section 6.29 MONEY LAUNDERING LAWS. The operations of the Acquiror Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all Governmental Authorities, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "MONEY LAUNDERING LAWS") and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

     Section 6.30 BOARD RECOMMENDATION. The Acquiror Company Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company's stockholders.

                                  ARTICLE VII.
                        COVENANTS OF THE ACQUIROR COMPANY

     Section 7.1 RULE 144 REPORTING. With a view to making available to the Acquiror Company's stockholders the benefit of certain rules and regulations of the Commission which may permit the sale of the Acquiror Company Common Stock to the public without registration, from and after the Closing Date, the Acquiror Company agrees to make and keep public information available, as those terms are understood and defined in Rule 144; and file with the Commission, in a timely manner, all reports and other documents required of the Acquiror Company under the Exchange Act.

     Section 7.2 SEC DOCUMENTS. From and after the Closing Date, in the event the Commission notifies the Acquiror Company of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror Company receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date, the Acquiror Company shall promptly notify the Acquiror Company Shareholders and the Acquiror Company Shareholders shall fully cooperate with the Acquiror Company.

                                 ARTICLE VIII.
                  CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY


     The Acquiror Company's obligation to acquire the WealthCraft Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

     Section 8.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of WealthCraft and the WealthCraft Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of WealthCraft and the WealthCraft Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

     Section 8.2 PERFORMANCE BY WEALTHCRAFT AND THE WEALTHCRAFT SHAREHOLDERS. All of the covenants and obligations that WealthCraft and WealthCraft Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered by WealthCraft and the WealthCraft Shareholders pursuant to this Agreement must have been delivered.

     Section 8.3 NO FORCE MAJEURE EVENT. There shall not have been any delay, error, failure or interruption in the conduct of the business of WealthCraft, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure, including but not limited to (a) acts of G-d; (b) fire or explosion;
(c) war, acts of terrorism or other civil unrest; or (d) national emergency.

     Section 8.4 OFFICER'S CERTIFICATE. WealthCraft will have delivered to the Acquiror Company a certificate executed by an officer of WealthCraft, certifying the satisfaction by WealthCraft of the conditions specified in Sections 8.1, 8.2, and 8.3.

     Section 8.5 WEALTHCRAFT SHAREHOLDERS' CERTIFICATE. Each WealthCraft Shareholder will have delivered to the Acquiror Company a certificate executed by such WealthCraft Shareholder, certifying the satisfaction of the conditions of the WealthCraft Shareholders specified in Sections 8.1 and 8.2.

     Section 8.6 CONSENTS. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by WealthCraft and/or the WealthCraft Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by WealthCraft or the WealthCraft Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on WealthCraft or the Acquiror Company.

     Section 8.7 DOCUMENTS. WealthCraft and the WealthCraft Shareholders shall have delivered to the Acquiror Company at the Closing (a) share certificates evidencing the number of WealthCraft Shares held by each WealthCraft Shareholder (as set forth in Exhibit B), along with executed share transfer forms transferring such WealthCraft Shares to the Acquiror Company together with a certified copy, if required, of a board resolution of WealthCraft approving the registration of the transfer of such shares to Acquiror Company (subject to Closing), (b) each of the Transaction Documents to which WealthCraft and/or the WealthCraft Shareholders is a party, duly executed, (c) and such other documents as the Acquiror Company may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of WealthCraft and the WealthCraft Shareholders pursuant to Section 8.1, (ii) evidencing the performance of, or compliance by WealthCraft and the WealthCraft Shareholders with, any covenant or obligation required to be performed or complied with by WealthCraft or the WealthCraft Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Section, or
(iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     Section 8.8 NO PROCEEDINGS. There must not have been commenced or threatened by any third party against the Acquiror Company, WealthCraft or any WealthCraft Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

     Section 8.9 NO CLAIM REGARDING STOCK OWNERSHIP OR CONSIDERATION. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the WealthCraft Shares or any other stock, voting, equity, or ownership interest in, WealthCraft, or (b) is entitled to all or any portion of the Acquiror Company Shares.

                                  ARTICLE IX.
                       CONDITIONS PRECEDENT OF WEALTHCRAFT
                        AND THE WEALTHCRAFT SHAREHOLDERS

     The WealthCraft Shareholders' obligation to transfer the WealthCraft Shares and the obligations of WealthCraft to take the other actions required to be taken by WealthCraft in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by WealthCraft and the WealthCraft Shareholders jointly, in whole or in part):

     Section 9.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Acquiror Company and Acquiror Company Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Acquiror Company and Acquiror Company Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

     Section 9.2 PERFORMANCE BY THE ACQUIROR COMPANY.

          (a) All of the covenants and obligations that the Acquiror Company and Acquiror Company Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

          (b) Each document required to be delivered by the Acquiror Company and Acquiror Company Shareholders pursuant to this Agreement must have been delivered.

     Section 9.3 NO FORCE MAJEURE EVENT. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of G-d; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

     Section 9.4 CERTIFICATE OF OFFICER. The Acquiror Company will have delivered to WealthCraft a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2, and 9.3.

     Section 9.5 CERTIFICATE OF ACQUIROR COMPANY SHAREHOLDERS. The Acquiror Company Shareholders will have delivered to WealthCraft a certificate, dated the Closing Date, executed by such Acquiror Company Shareholder, if a natural person, or an authorized officer of the Acquiror Company Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 9.1,
9.2 and 9.3.

     Section 9.6 CONSENTS.

          (a) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on WealthCraft or the Acquiror Company.

          (b) Without limiting the foregoing, the Schedule 14(f) Filing shall have been mailed to the stockholders of the Acquiror Company not less than ten (10) days prior to the Closing Date. No Proceeding occasioned by the
     Section 14(f) Filing shall have been initiated or threatened by the Commission (which Proceeding shall remain unresolved as of the Closing
     Date).

     Section 9.7 DOCUMENTS. The Acquiror Company must have caused the following documents to be delivered to WealthCraft and/or the WealthCraft Shareholders:

          (a) Share certificates evidencing each WealthCraft Shareholder's portion of the Exchange Shares (as set forth in Exhibit B);

          (b) A Secretary's Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror
     Company, (B) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

          (c) A Certificate of Good Standing of the Acquiror Company;

          (d) Each of the Transaction Documents to which the Acquiror Company is a party, duly executed; and

          (e) Such other documents as WealthCraft may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 9.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by, the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

     Section 9.8 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, WealthCraft or any WealthCraft Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

     Section 9.9 NO CLAIMS REGARDING STOCK OWNERSHIP OR OTHER COMPENSATION. There shall not have been made or threatened by any Person any claim asserting that such Person is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company.

     Section 9.10 INVESTMENT OF $1,000,000. The Acquiror Company shall have consummated the transactions contemplated by the certain Stock Purchase Agreement by and among the Acquiror Company and certain purchasers pursuant to which the Acquiror Company shall have issued to the purchasers 375,000 shares of Common Stock in consideration for $1,000,000.

     Section 9.11 SURRENDER OF SHARES. Bonita R. Alvarez, Deborah J. Koeberl and Gary W. Koeberl shall have surrendered an aggregate of 5,075,000 restricted shares of Common Stock of the Acquiror Company owned by them.

                                   ARTICLE X.
                            INDEMNIFICATION; REMEDIES

     Section 10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement shall expire on the first (1st) anniversary of the date this Agreement is executed (the "SURVIVAL PERIOD"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     Section 10.2 INDEMNIFICATION BY THE ACQUIROR COMPANY SHAREHOLDERS. From and after the execution of this Agreement until the expiration of the Survival Period, each of the Acquiror Company Shareholders shall indemnify and hold harmless the Acquiror Company, Company and the WealthCraft Shareholders (collectively, the "COMPANY INDEMNIFIED PARTIES"), from and against any Damages arising, directly or indirectly, from or in connection with:

          (a) Any misrepresentation or breach of warranty made by the Acquiror Company or the Acquiror Company Shareholders in this Agreement or in any certificate delivered by the Acquiror Company pursuant to this Agreement;

          (b) any breach by the Acquiror Company or the Acquiror Company Shareholders of any covenant or obligation of the Acquiror Company in this Agreement required to be performed by the Acquiror Company or the Acquiror Company Shareholders on or prior to the Closing Date; or

          (c) any and all Damages against the Acquiror Company, occurring on or prior to the Closing Date.

     Section 10.3 LIMITATIONS ON LIABILITY. No Company Indemnified Party shall be entitled to indemnification pursuant to Section 10.2, unless and until the aggregate amount of Damages to all Company Indemnified Parties with respect to such matters under Section 10.4 exceeds US$20,000, at which time, WealthCraft Indemnified Parties shall be entitled to indemnification for the total amount of such Damages in excess of US $20,000.

     Section 10.4 DETERMINING DAMAGES. Materiality qualifications to the representations and warranties of WealthCraft and the Acquiror Company shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the aggregate damage threshold set forth in Section 10.3 has been met.

                                  ARTICLE XI.
                               GENERAL PROVISIONS

     Section 11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     Section 11.2 PUBLIC ANNOUNCEMENTS. The Acquiror Company shall promptly, but no later than three (3) days following the execution of this Agreement, issue a press release disclosing the transactions contemplated hereby. Prior to the Closing Date, WealthCraft and the Acquiror Company shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

     Section 11.3 CONFIDENTIALITY.

          (a) Subsequent to the date of this Agreement, the Acquiror Company, the Acquiror Company Shareholders, the WealthCraft Shareholders and WealthCraft will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
     (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

          (b) In the event that any party is required to disclose any information of another party pursuant to Section (ii) or (iii) of Section 11.3(a), the party requested or required to make the disclosure (the "DISCLOSING PARTY") shall provide the party that provided such information (the "PROVIDING PARTY") with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

          (c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     Section 11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to Acquiror Company:

         6767 W. Tropicana Avenue
         Suite 207
         Las Vegas, NV 89103-4754
         Telephone No.: 702- 248-1027

with a copy to

         1880 Century Park East, Suite 300
         Los Angeles, California 90067
         United States of America
         Attention: Ronald J. Stauber
         Telephone No.: +1-310-556-0080
         Facsimile No.: +1-310-556-3687

If to WealthCraft or the WealthCraft Shareholders

         WealthCraft Systems Limited
         Room 1005, 10/F Universal Trade Centre
         3 Arbuthnot Road, Central
         Honk Kong
         Attention:  Kelly J. Tallas
         Telephone: +852-3586-8233
         Facsimile No.: +852-3585-3389

with a copy to

         Katten Muchin Rosenman LLP
         575 Madison Avenue
         New York, NY 10022
         United States of America
         Attention: Paul J. Pollock, Esq.
         Telephone No.:  +1-212-940-8555
         Facsimile  No.:  +1-212-894-5511

     Section 11.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     Section 11.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     Section 11.7 ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

     Section 11.8 ASSIGNMENT; SUCCESSORS; AND THIRD PARTY BENEFICIARIES. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 7.1 and Section 10.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     Section 11.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     Section 11.10 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement . All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     Section 11.11 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

     Section 11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.


ACQUIROR COMPANY:

PARQUE LA QUINTA ESTATES



By:  /s/ BONITA R. ALVAREZ
__________________________________
         Bonita R. Alvarez
         President


ACQUIROR COMPANY SHAREHOLDERS:

/s/ BONITA R. ALVAREZ
__________________________________
Bonita R. Alvarez

/s/ DEBORAH J. KOEBERL
__________________________________
Deborah J. Koeberl

/s/ GARY WO. KOEBERL
__________________________________
Gary W. Koeberl


WEALTHCRAFT SYSTEMS LIMITED


By:/s/ KELLY J. TALLAS
  ________________________________
         Kelly J. Tallas
         Chief Executive Officer


WEALTHCRAFT SHAREHOLDERS:

/s/ KELLY J. TALLAS
__________________________________
Kelly J. Tallas

__________________________________
Curtis Cornelius Hulleman

__________________________________
James Neil Aitken
                                   [Signature Pages Continue on Following Page]
__________________________________
Donald Francis Tallas

__________________________________
Vaughn William Hulleman

__________________________________
Walda Anna Maria Hulleman

__________________________________
Richard Allan Tallas

__________________________________
Shayne Edward Butcher

__________________________________
Kit Wing Betty Au Yeung

__________________________________
Ka Ming Chung

__________________________________
Yat Hang Stephen Cheng

__________________________________
Hup Bor Leung

__________________________________
Bradley Serediak

__________________________________
Leonard Serediak

__________________________________
Qian Hui

__________________________________
Greg Gellert

                         OFFSHORE DELIVERY INSTRUCTIONS:


PRINT EXACT NAME IN WHICH YOU WANT THE SECURITIES TO BE REGISTERED


Attn:    __________________________________________________


Address:   ________________________________________________


     ______________________________________________________


     ______________________________________________________


Phone No.   _______________________________________________


Facsimile No.  ____________________________________________

                                    SCHEDULES

Schedule 4.5               WealthCraft Shareholder Brokers or Finders
Schedule 5.1               WealthCraft Organization and Qualification
Schedule 5.2               WealthCraft Subsidiaries
Schedule 5.7(a)            WealthCraft Capitalization
Schedule 5.7(b)            WealthCraft Redemption Requirements
Schedule 5.7(c)            WealthCraft Shareholders Agreement
Schedule 5.19              WealthCraft Brokers or Finders
Schedule 6.1               Company Organization and Qualification

                                    EXHIBIT A

                          ACQUIROR COMPANY SHAREHOLDERS


ACQUIROR COMPANY SHAREHOLDER NAME AND ADDRESS


Bonita R. Alvarez


Deborah J. Koeberl


Gary W. Koeberl

                                    EXHIBIT B

               SHARES AND ACQUIROR COMPANY SHARES TO BE EXCHANGED


WEALTHCRAFT SHAREHOLDER NAME        WEALTHCRAFT SHARES        EXCHANGE SHARES
AND ADDRESS

Kelly Jay Michael Tallas                5,290,975                3,649,488

Curtis Cornelius Hulleman               3,203,911                2,209,920

James Neil Aitken                         990,039                  682,886

Donald Francis Tallas                     202,018                  139,343

Vaughn William Hulleman                   188,389                  129,943

Walda Anna Maria Hulleman                  30,000                   20,693

Richard Allan Tallas                       20,000                   13,795

Shayne Edward Butcher                      40,000                   27,590

Kit Wing Betty Au Yeung                    16,528                   11,400

Ka Ming Chung                               8,140                    5,615

Yat Hang Stephen Cheng                     30,000                   20,693

Hup Bor Leung                              20,000                   13,795

Bradley Serediak                           15,500                   10,691

Leonard Serediak                           31,000                   21,383

Qian Hui                                   23,250                   16,037

Greg Gellert                               38,750                   26,728

                                    EXHIBIT C


                            DEFINITION OF "US PERSON"

1.   "United States person" (as defined in Regulation S) means:

     (i)  Any natural person resident in the United States;

     (ii) Any partnership or corporation organized or incorporated under the laws of the United States;

     (iii) Any estate of which any executor or administrator is a United States person;

     (iv) Any trust of which any trustee is a United States person;

     (v)  Any agency or branch of a foreign entity located in the United States;

     (vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States person;

     (vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

     (viii) Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a United States person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

2. Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-United States person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "United States person."

3. Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a United States person shall not be deemed a United States person if:

     (i) An executor or administrator of the estate who is not a United States person has sole or shared investment discretion with respect to the assets of the estate; and

     (ii) The estate is governed by foreign law.

4. Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a United States person shall not be deemed a United States person if a trustee who is not a United States person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States person.

5. Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a United States person.

6. Notwithstanding paragraph (1), any agency or branch of a United States person located outside the United States shall not be deemed a "United States person" if:

     (i)  The agency or branch operates for valid business reasons; and

     (ii) The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

7. The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "United States persons."

                                    EXHIBIT D

                          NON US PERSON REPRESENTATIONS


     Each WealthCraft Shareholder indicating that it is not a United States person, severally and not jointly, further represents and warrants to the Acquiror Company as follows:

8. At the time of (a) the offer by the Acquiror Company and (b) the acceptance of the offer by such WealthCraft Shareholder, of the Acquiror Company Shares, such WealthCraft Shareholder was outside the United States.

9. No offer to acquire the Acquiror Company Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such WealthCraft Shareholder or its representatives inside the United States.

10. Such WealthCraft Shareholder is not purchasing the Acquiror Company Shares for the account or benefit of any United States person, or with a view towards distribution to any United States person, in violation of the registration requirements of the Securities Act.

11. Such WealthCraft Shareholder will make all subsequent offers and sales of the Acquiror Company Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such WealthCraft Shareholder will not resell the Acquiror Company Shares to any United States person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the "DISTRIBUTION COMPLIANCE PERIOD"), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

12. Such WealthCraft Shareholder is acquiring the Acquiror Company Shares for such WealthCraft Shareholder's own account, for investment and not for distribution or resale to others.

13. Such WealthCraft Shareholder has no present plan or intention to sell the Acquiror Company Shares in the United States or to a United States person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Company Shares and is not acting as a Distributor of such securities.

14. Neither such WealthCraft Shareholder, its Affiliates nor any Person acting on such WealthCraft Shareholder's behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the United States with respect to the Acquiror Company Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

15. Such WealthCraft Shareholder consents to the placement of a legend on any certificate or other document evidencing the Acquiror Company Shares substantially in the form set forth in Section 4.2.5(b).

16. Such WealthCraft Shareholder is not acquiring the Acquiror Company Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

17. Such WealthCraft Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such WealthCraft Shareholder's interests in connection with the transactions contemplated by this Agreement.

18. Such WealthCraft Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Shares.

19. Such WealthCraft Shareholder understands the various risks of an investment in the Acquiror Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Shares.

20. Such WealthCraft Shareholder has had access to the Acquiror Company's publicly filed reports with the SEC.

21. Such WealthCraft Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such WealthCraft Shareholder has requested and all such public information is sufficient for such WealthCraft Shareholder to evaluate the risks of investing in the Acquiror Company Shares.

22. Such WealthCraft Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Shares.

23. Such WealthCraft Shareholder is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

24. Such WealthCraft Shareholder will not sell or otherwise transfer the Acquiror Company Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

25. Such WealthCraft Shareholder understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Shares for sale under the Securities Act.

26. Such WealthCraft Shareholder represents that the address furnished by such WealthCraft Shareholder on its signature page to this Agreement and in Exhibit B is such WealthCraft Shareholder's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

27. Such WealthCraft Shareholder understands and acknowledges that the Acquiror Company Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such WealthCraft Shareholder and that any representation to the contrary is a criminal offense.

28. Such WealthCraft Shareholder acknowledges that the representations, warranties and agreements made by such WealthCraft Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Company Shares.